EXHIBIT 99.1

21st Century Holding Company Reports Second Quarter 2011 Financial Results

LAUDERDALE LAKES, Fla., Aug. 11, 2011 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC) (the "Company) a Florida-based provider of insurance, today reported results for the quarter ended June 30, 2011 (see attached tables).

Highlights include:

  Substantial reduction of our net operating loss
  The continued beneficial effect of prior rate increases on results of operations
  Improved underwriting results; loss ratio improves to 67.0% from 93.6% in second quarter 2010
  A significant 14% reduction in operating expenses from merger of insurance subsidiaries
  A 13.9% rate increase from the Florida Office of Insurance Regulation on homeowner assumption policies, effective on August 21st
  A 16% reduction in estimated reinsurance costs going forward from July 1, 2011 as a result of disciplined exposure management

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said "We are encouraged with our performance this quarter. Improved underwriting, our focus on exposure management, operating expense reductions from the recent merger of our two insurance subsidiaries and the rate increases we have received over the past year are having an increasingly positive effect on our results.

We have now established solid momentum on writing more profitable business while containing expenses. Recently, the Florida Office of Insurance Regulation granted us a 13.9% rate increase on the homeowners' policies we assumed from Citizens Property Insurance Corporation in 2009. This new rate increase will become effective in mid-August. In addition, we have recently put in place a new reinsurance program at a significantly lower estimated cost. These revenue and expense factors, along with prior approved rate increases, continued focus on exposure management and continued control of operating expenses will increasingly flow through our income statement as the year progresses."

Second Quarter 2011 Financial Review

  For the three months ended June 30, 2011, the Company reported a net loss of $0.8 million, or $0.10 per share on 7.95 million average undiluted and diluted shares outstanding, compared with a net loss of $2.3 million, or $0.30 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year. This improvementin the Company's net loss reflects the Company's continued discipline in underwriting and exposure management, significant operating expense reductions, and the impact of approved rate increases, and demonstrates the improvement in the Company's core operating results during the second quarter of 2011. The Company's results of operations for the second quarter of 2010, by comparison, included $1.6 million of net realized investment gains as compared to $0.5 million in the 2011 period.

  For the six months ended June 30, 2011, the Company reported a net loss of $2.8 million, or $0.35 per share on 7.95 million average undiluted and diluted shares outstanding, compared with a net loss of $3.3 million, or $0.42 per share on 7.95 million average undiluted and diluted shares in the same six-month period last year. As described above, the Company's results of operations for the first six months of 2011 reflected the improvement in the Company's core operating results.

  Gross premiums written increased $0.4 million, or 1.5%, to $28.0 million for the three months ended June 30, 2011, compared with $27.6 million for the same three-month period last year, reflecting the Company's focus on writing and renewing a higher quality and more profitable book of business. Homeowners' gross written premium increased $0.4 million, or 1.6%, to $22.6 million for the three months ended June 30, 2011, compared with $22.2 million for the same three-month period last year.

  Gross premiums written increased $0.5 million, or 1.0%, to $55.1 million for the six months ended June 30, 2011, compared with $54.6 million for the same six-month period last year. Homeowners' gross written premium increased $1.7 million, or 3.7%, to $45.0 million for the six months ended June 30, 2011, compared with $43.3 million for the same six-month period last year.

  Unearned premiums increased $6.7 million, or 14.2%, to $53.8 million as of June 30, 2011, compared with $47.1 million as of December 31, 2010.

  Net premiums earned increased $0.8 million, or 7.1%, to $11.7 million for the three months ended June 30, 2011, compared with $10.9 million for the same three-month period last year. Net premiums earned increased $0.9 million, or 4.1%, to $22.8 million for the six months ended June 30, 2011, compared with $21.9 million for the same six-month period last year. These increases reflect the impact of the Company's disciplined approach to exposure management and the continued flow through of rate increases over the past year.

  Total revenues decreased $0.8 million, or 5.7%, to $14.2 million for the three months ended June 30, 2011, compared with $15.0 million for the same three-month period last year. Total revenues decreased $3.5 million, or 11.4%, to $27.3 million for the six months ended June 30, 2011, as compared with $30.8 million for the same six-month period last year. The changes in the Company's revenues for the three and six-month periods included a reduction in realized gains of $1.2 million for the three-month period and $3.5 million for the six-month period. The decrease in realized gains was offset by the significant improvements in our operating expenses along with the Company's emphasis on underwriting more profitable business; thereby increasing our net earned premium for the period.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, August 11, 2011. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

            (866) 501-5542

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at www.21stcenturyholding.com or interested parties can click on the following link:

http://www.21stcenturyholding.com/confindex.cfm

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs collectability of reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2011	2010	2011	2010
Gross premiums written	$28,001,864	$27,597,438	$55,145,934	$54,618,711
Gross premiums ceded	(13,509,517)	(20,907,193)	(15,014,943)	(21,825,271)

Net premiums written	14,492,347	6,690,245	40,130,991	32,793,440

Increase (decrease) in prepaid reinsurance premiums	886,224	6,421,547	(10,634,356)	(6,639,473)
Increase in unearned premiums	(3,718,107)	(2,220,965)	(6,692,936)	(4,246,706)
Net change in prepaid reinsurance premiums and unearned premiums	(2,831,883)	4,200,582	(17,327,292)	(10,886,179)

Net premiums earned	11,660,464	10,890,827	22,803,699	21,907,261
Commission income	308,544	557,896	605,390	944,113
Finance revenue	115,686	103,479	236,088	175,766
Managing general agent fees	452,446	438,925	912,981	933,075
Net investment income	1,052,599	1,010,730	2,022,988	1,945,338
Net realized investment gains	441,979	1,599,259	339,428	3,824,164
Regulatory assessments recovered	2,711	51,315	108,826	566,622
Other income	140,019	381,373	270,731	518,203

Total revenue	14,174,448	15,033,804	27,300,131	30,814,542

Expenses:
Loss and loss adjustment expenses	7,817,537	10,195,828	16,264,845	19,260,560
Operating and underwriting expenses	2,544,083	3,012,768	5,256,580	5,729,326
Salaries and wages	1,890,669	2,175,922	4,089,098	4,247,885
Policy acquisition costs, net of amortization	3,038,519	3,035,019	5,978,270	6,494,823

Total expenses	15,290,880	18,419,537	31,588,793	35,732,594

Loss before provision for income tax benefit	(1,116,432)	(3,385,733)	(4,288,662)	(4,918,052)
Provision for income tax benefit	(311,556)	(1,036,995)	(1,477,114)	(1,642,308)
Net loss	($804,876)	($2,348,738)	($2,811,548)	($3,275,744)
Basic net loss per share	($0.10)	($0.30)	($0.35)	($0.42)
Fully diluted net loss per share	($0.10)	($0.30)	($0.35)	($0.42)

Weighted average number of common shares outstanding	7,946,384	7,946,384	7,946,384	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	7,946,384	7,946,384	7,946,384

Dividends paid per share	$0.00	$0.00	$0.00	$0.06

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	06/30/2011	12/31/2010
Total Cash & Investments	$151,710,615	$138,691,834
Total Assets	$189,184,553	$184,049,393
Unpaid Loss and Loss Adjustment Expense	$64,730,965	$66,529,156
Total Liabilities	$133,159,275	$126,118,570
Total Shareholders' Equity	$56,025,278	$57,930,823
Common Stock Outstanding	7,946,384	7,946,384
Book Value Per Share	$7.05	$7.29
Premium Breakout
	3 Months Ending		6 Months Ending
Line of Business	06/30/11	06/30/10	06/30/11	06/30/10
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$22,568	$22,205	$44,962	$43,304
Commercial General Liability	2,819	3,240	5,615	6,739
Federal Flood	1,274	1,052	2,259	1,862
Automobile	1,341	1,100	2,310	2,714

Gross Written Premiums	$28,002	$27,597	$55,146	$54,619

Loss Ratios
	3 Months Ending		6 Months Ending
Line of Business	06/30/11	06/30/10	06/30/11	06/30/10
Homeowners'	61.01%	103.34%	64.64%	96.72%
Commercial General Liability	71.40%	58.32%	78.10%	64.05%
Automobile	139.00%	235.77%	147.04%	159.03%
All Lines	67.04%	93.62%	71.33%	87.92%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         21st Century Holding Company